Exhibit 99

FOR IMMEDIATE RELEASE

Contacts: Stacey Calbert, Media Relations	Laura Conn, Investor Relations
(800) 775-7290	(972) 770-5810

BRINKER INTERNATIONAL INCREASES
DIVIDEND AND APPROVES STOCK SPLIT

DALLAS (Nov. 2, 2006) – Brinker International, Inc. (NYSE: EAT) announced that its board of directors approved an increase in the company’s common stock dividend and a common stock split.  The dividend will be set at the quarterly rate of $0.09 per share on a post-split basis (the equivalent of $0.135 before the split), a 35 percent increase from the prior quarter’s dividend.  The dividend will be paid on Nov. 30, 2006 to shareholders of record as of Nov. 14, 2006.

“The strategies Brinker is utilizing to increase shareholder value are moving forward” stated Doug Brooks, Chairman & CEO, “and, as a result of those efforts, we are increasing our dividend by 35 percent as a part of our on-going promise to return capital to our shareholders.”

In addition, the board of directors declared a three for two stock split to be effected in the form of a 50 percent stock dividend.  The stock split will entitle each shareholder of record at the close of business on Nov. 14, 2006, to receive one additional share for every two outstanding shares of common stock held on that date.  Cash will be payable on fractional shares.  The additional shares resulting from the split will be distributed on Nov. 30, 2006.   Based on the current shares outstanding, shares outstanding after the split will be approximately 122.8 million shares.  The board of directors also confirmed the company’s share repurchase authorization, which as of Nov. 1, 2006, has approximately $478.6 million remaining capacity.

At the end of first quarter fiscal year 2007, Brinker International either owned, operated, or franchised 1,662 restaurants under the names Chili’s Grill & Bar (1,232 units), Romano’s Macaroni Grill (244 units), Maggiano’s Little Italy (38 units), and On The Border Mexican Grill & Cantina (148 units).

The statements contained in this release that are not historical facts are forward-looking statements. These forward-looking statements involve risks and uncertainties and, consequently, could be affected by general business and economic conditions, the impact of competition, the impact of acquisitions and divestitures, the seasonality of  the company’s business, adverse weather conditions, future commodity prices, fuel and utility costs and availability, terrorists acts, consumer perception of food safety, changes in consumer taste, health epidemics or pandemics, changes in demographic trends, availability of employees, unfavorable publicity, the company’s ability to meet its growth plan, acts of God, governmental regulations, and inflation.

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